Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED JULY 15, 2011 TO PROSPECTUS DATED MAY 13, 2011

JUNE 2011 PERFORMANCE UPDATE

	June 2011	Year to Date	Total NAV 6/30/11	NAV per Unit 6/30/11

Series A-1	-2.96%	-0.15%	$12,483,592	$1,564.27
Series A-2	-2.79%	0.70%	$2,929,296	$1,682.68
Series B-1	-3.06%	-1.18%	$7,816,185	$1,335.27
Series B-2	-2.89%	-0.34%	$4,472,057	$1,385.08

          * All performance is reported net of fees and expenses

Fund results for June 2011:

          The Fund’s trading strategies yielded negative results in June as the correction in stocks and commodities that began in May continued, only to reverse late in the month. The Fund’s short-term strategies contributed positively to overall performance as gains in bonds, metals, and stocks offset losses in currencies and energies.

          The Fund underperformed in equities futures trading in June as stagnating growth and European sovereign debt worries sent indices sharply lower. European equities plummeted as EU officials, private creditors, and the Greek government struggled to find a workable solution to the crisis. Meanwhile, the Fund’s bond strategies outperformed across the board in June, responding in a classic inverse manner to the factors impacting equities. German bunds moved steadily higher early as uncertainty over the status of Greek debt intensified. Lower than expected German factory orders and industrial production supported values as well. Australian bonds rallied, due in part to the attractive yield differential versus the U.S., Europe, and Japan.

          The Fund’s allocation to global energy markets produced losses as the recent correction continued in June, reflecting increasing pessimism for economic prospects. Energy markets and commodity currencies sold off while treasuries gained on safe haven flows as softening manufacturing data prompted the European Central Bank and the U.S. Federal Reserve to lower their longer term inflation estimates. However, with a late month agreement on a new aid package, equities and other risk assets reversed higher, while treasuries gave back earlier gains.

          Late month losses in previous metals and choppy action in base metals led to negative performance in that sector. The Fund’s trading models also produced losses in grains in June as improving weather and declining demand prospects associated with macroeconomic concerns led to sharp reversals. Gold and silver finished lower on the inflation outlook while grains sold off as excellent weather and an uncertain demand outlook led to higher inventory estimates.

          The Fund’s perpetual gold futures position yielded subpar results in June as choppy to slightly lower action eroded returns. Europe’s sovereign debt situation dominated much of the headlines as Greek, German, and French officials struggled to come to common ground on new financing for the heavily indebted nation. Indeed, gold in euro terms established new all-time highs just below €1100 on June 22nd before settling 2.1% lower near the €1046 level with the passage of Greek austerity measures and dovish longer term inflation statements by the European Central Bank and the U.S. Federal Reserve.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1
June 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended June 30, 2011)

STATEMENT OF INCOME
June 2011

Investment income, interest	$376

Expenses
Management fee	23,505
Ongoing offering expenses	—
Operating expenses	7,835
Selling commissions	20,893
Other expenses	445
Incentive fee	—
Brokerage commissions	18,615
Total expenses	71,293

Net investment gain (loss)	(70,917)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	281,583
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(591,052)

Net gain (loss) on investments	(309,469)

Net increase (decrease) in net assets from operations	$(380,385)

STATEMENT OF CHANGES IN NET ASSET VALUE
June 2011

Net assets, beginning of period	$12,480,171

Net increase (decrease) in net assets from operations	(380,385)

Capital share transactions
Issuance of shares	423,925
Redemption of shares	(40,119)

Net increase (decrease) in net assets from capital share transactions	383,807

Net increase (decrease) in net assets	3,421

Net assets, end of period	$12,483,592

NAV Per Unit, end of period	$1,564.27

SUPERFUND GOLD, L.P. – SERIES A-2
June 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended June 30, 2011)

STATEMENT OF INCOME
June 2011

Investment income, interest	$88

Expenses
Management fee	5,506
Ongoing offering expenses	—
Operating expenses	1,835
Other expenses	104
Incentive fee	—
Brokerage commissions	4,361
Total expenses	11,806

Net investment gain (loss)	(11,718)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	65,958
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(138,454)

Net gain (loss) on investments	(72,496)

Net increase (decrease) in net assets from operations	$(84,214)

STATEMENT OF CHANGES IN NET ASSET VALUE
June 2011

Net assets, beginning of period	$3,201,384

Net increase (decrease) in net assets from operations	(84,214)

Capital share transactions
Issuance of shares	37,700
Redemption of shares	(225,574)

Net increase (decrease) in net assets from capital share transactions	(187,874)

Net increase (decrease) in net assets	(272,088)

Net assets, end of period	$2,929,296

NAV Per Unit, end of period	$1,682.68

SUPERFUND GOLD, L.P. – SERIES B-1
June 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended June 30, 2011)

STATEMENT OF INCOME
June 2011

Investment income, interest	$320

Expenses
Management fee	14,717
Ongoing offering expenses	—
Operating expenses	4,906
Selling commissions	13,081
Other expenses	647
Incentive fee	—
Brokerage commissions	18,313
Total expenses	51,663

Net investment gain (loss)	(51,344)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	347,677
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(542,774)

Net gain (loss) on investments	(195,097)

Net increase (decrease) in net assets from operations	$(246,441)

STATEMENT OF CHANGE IN NET ASSET VALUE
June 2011

Net assets, beginning of period	$8,801,983

Net increase (decrease) in net assets from operations	(246,441)

Capital share transactions
Issuance of shares	56,850
Redemption of shares	(796,207)

Net increase (decrease) in net assets from capital share transactions	(739,357)

Net increase (decrease) in net assets	(985,798)

Net assets, end of period	$7,816,185

NAV Per Unit, end of period	$1,335.27

SUPERFUND GOLD, L.P. – SERIES B-2
June 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended June 30, 2011)

STATEMENT OF INCOME
June 2011

Investment income, interest	$183

Expenses
Management fee	8,406
Ongoing offering expenses	—
Operating expenses	2,802
Other expenses	369
Incentive fee	—
Brokerage commissions	10,460
Total expenses	22,037

Net investment gain (loss)	(21,855)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	198,580
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(310,021)

Net gain (loss) on investments	(111,441)

Net increase (decrease) in net assets from operations	$(133,296)

STATEMENT OF CHANGE IN NET ASSET VALUE
June 2011
Net assets, beginning of period	$4,912,106

Net increase (decrease) in net assets from operations	(133,296)

Capital share transactions
Issuance of shares	45,605
Redemption of shares	(352,358)

Net increase (decrease) in net assets from capital share transactions	(306,753)

Net increase (decrease) in net assets	(440,049)

Net assets, end of period	$4,472,057

NAV Per Unit, end of period	$1,385.08

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.